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                                                                    Exhibit 10.4
                                                                    ------------


                               MARKETING AGREEMENT

         This Marketing Agreement is entered into as of November 5, 2001 (the "Effective Date") by and between Howard Johnson & Company, a Delaware corporation ("Howard Johnson"), and eBenX, Inc., a Minnesota corporation ("eBenX").

                                   Background
                                   ----------

         Howard Johnson offers a variety of products and employee benefits services to its customers. eBenX offers Internet-based enrollment and benefit administration services to employers. Howard Johnson and eBenX believe that the marketing by Howard Johnson of the services provided by eBenX as part of the overall package of services marketed by Howard Johnson to certain of its existing and potential customers would be advantageous to both parties. This Agreement is being executed in connection with that certain Asset Purchase Agreement (the "Purchase Agreement"), dated October 19, 2001, by and between eBenX and Howard Johnson, pursuant to which eBenX has agreed to purchase certain assets from Howard Johnson relating to its health and welfare services business.

         NOW THEREFORE, the parties hereto agree as follows:

         1. Definitions.

         (a) "Agreement means this agreement together with all exhibits and schedules hereto, and any amendments to the foregoing.

         (b) "eBenX Health and Welfare ("H&W") Services" mean those health and welfare benefits administration services provided by eBenX to employers as set forth on Exhibit "A" attached hereto or the Revised Services as set forth in
Section 2(c) hereof.

         (c) "Client" means an employer that has entered into a Client Agreement with eBenX.

         (d) "Client Agreement" means an agreement between eBenX and a Client for the provision of eBenX H&W Services and any extensions thereof; provided, however, that in the event the term of the written agreement or extension shall have been concluded but eBenX continues to provide eBenX H&W Services to such Client, the Client Agreement shall be deemed to continue for the time period that such eBenX H&W Services are provided to such Client.

         (e) "Plan" means any benefit plan with respect to which eBenX H&W Services are provided.

         (f) "Referral" shall have the meaning set forth in Section 2(a)(iii) below.

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         2. Sales and Marketing of eBenX H&W Services.

         (a) During the term of this Agreement, Howard Johnson shall:

                  (i) use commercially reasonable efforts to market the eBenX H&W Services to certain clients of Howard Johnson, and shall include the eBenX H&W Services as an optional service in presentations to such potential Clients, including formal proposals and written marketing materials. All descriptions of the eBenX H&W Services provided to potential Clients shall consist of materials supplied by eBenX and subject to the approval of Howard Johnson;

                  (ii) make Howard Johnson marketing personnel available for up to four hours of training by eBenX regarding the eBenX H&W Services, either in person or by telephone or videoconference, when scheduled upon reasonable advance notice by eBenX; provided, however, that at the sole and absolute discretion of Howard Johnson, Howard Johnson may make its marketing personnel available for additional training by eBenX;

                  (iii) (A) subject to the following proviso, forward to eBenX a copy of each request for proposal from a potential Client which includes services equivalent to the eBenX H&W Services, and refer to eBenX certain customers of Howard Johnson who, to the knowledge of Howard Johnson (as defined below) request assistance with services included within the description of eBenX H&W Services (in each case, a "Referral"); provided, however, that if Howard Johnson elects not to refer a potential Client to eBenX (which it may do in its sole and absolute discretion), Howard Johnson may not refer such potential Client to any other person. As used in this subsection (iii) and in
         Section 4 of this Agreement, such Referral may also include, if reasonably requested by eBenX, procurement by Howard Johnson of information about the potential Clients needs for services equivalent to the eBenX H&W Services, discussion between Howard Johnson and eBenX regarding the scope and needs of the potential Client, availability by Howard Johnson to participate in joint client presentations, and the provision by Howard Johnson of certain additional information about the potential Client's prior history of purchasing services similar to eBenX H&W Services. Upon any Referral by Howard Johnson to eBenX, eBenX shall, within five Business Days, provide written notice to Howard Johnson stating whether it is willing to accept (a "Preliminary Accept Notice") or decline (a "Decline Notice") such Referral. If eBenX provides to Howard Johnson a Preliminary Accept Notice, eBenX shall work directly with the Client in accordance with the terms set forth in
         Article IV herein. As used in this subsection (iii), "knowledge of Howard Johnson" is defined as, after due inquiry, the actual knowledge, within the scope of such individuals' employment responsibilities, of the senior management team and customer relationship managers of Howard Johnson.

                  (B) Notwithstanding subsection (A), Howard Johnson shall be free to refer a Client or potential Client to any third party if: (v) Howard Johnson receives a Decline Notice, (w) the Client or potential Client informs Howard Johnson that it is unwilling to be referred to, continue to retain or negotiate with eBenX, (x) the quality of services provided by eBenX have been reported to Howard Johnson by existing or previous Clients to be below industry standards and such reports have been reviewed with eBenX, and eBenX has not, in the view of such Clients, improved the quality of such services, (y) Howard Johnson receives a Preliminary Accept Notice, but thereafter eBenX and the Client mutually agree (which agreement eBenX shall not unreasonably withhold) that eBenX cannot perform the services

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         required by the Client, and (z) at the sole and absolute discretion of
         Howard Johnson, if eBenX breaches its obligations pursuant to Section 4(a) hereof. In the case of clause (w) hereof, Howard Johnson shall within ten (10) days notify eBenX of such Client's or potential Client's unwillingness to be referred to eBenX (the "Unwilling Notice"). The Unwilling Notice shall set forth the reason the Client or potential Client was unwilling to be referred to eBenX; provided, however, that if such Client or potential Client requests that such reason not be disclosed to eBenX, the Unwilling Notice need not provide any explanation for the Client's or potential Client's unwillingness to be referred to eBenX.

                  (C) Notwithstanding subsection (A), AutoNation Benefits Company, Inc. ("AutoNation") shall be considered, for the purposes of this Agreement, a Referral that has been accepted by eBenX upon the earliest to occur of (x) the receipt by eBenX of a written or electronic commitment by AutoNation to enter into a Client Agreement,
         (y) the receipt by eBenX of a written or electronic rescission from AutoNation of the termination notice dated November 1, 2001 and (z) the date that is two years from the date hereof if eBenX continues to provide eBenX H&W Services to AutoNation as of such date. Upon the occurrence of a Referral, as set forth in this subsection (C), AutoNation shall be deemed to have entered into a Client Agreement with eBenX.

                  (iv) use commercially reasonable efforts to cooperate with eBenX and assist eBenX in the preparation of formal proposals in response to Referrals; and

                  (v) at the sole and absolute discretion of Howard Johnson, provide eBenX with introductions to potential Clients and assist eBenX in arranging presentations to potential Clients.

         (b) During the term of this Agreement, at the expense of eBenX, eBenX shall:

                  (i) prior to the release of any marketing materials describing the eBenX H&W Services, (A) provide such materials to Howard Johnson for review and approval and (B) permit Howard Johnson to complete any and all necessary regulatory reportings or filings that relate to such materials;

                  (ii) provide to Howard Johnson the number of copies of marketing materials requested by Howard Johnson;

                  (iii) provide one or more individuals to respond to Howard Johnson's request for input on requests for information from potential Clients; provided, however, that eBenX exercises reasonable care in the selection of personnel and the employees so designated have sufficient skills and training to provide the services as required by this Agreement;

                  (iv) respond in a timely fashion to Referrals; and

                  (v) provide training to a mutually agreeable number of Howard Johnson's sales and marketing personnel on relevant aspects of the eBenX H&W Services.

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         (c) If at any time during the term of this Agreement eBenX desires to alter or add to the eBenX H&W Services (such altered or added eBenX H&W Services being referred to as, the "Revised Services"), eBenX shall provide written notice to Howard Johnson of the Revised Services. Upon receipt of such notice, Howard Johnson shall within 10 business days provide written notice to eBenX stating whether it is willing to accept or decline the Revised Services. If Howard Johnson accepts the Revised Services, such Revised Services shall be deemed to be included in Exhibit A hereto.

         3. Fees to Clients. The fees and expenses quoted by eBenX in each proposal to a potential Client pursuant to a Referral will be determined by eBenX on a Client-by-Client basis, using eBenX's standard base fees and making adjustments to reflect the specific eBenX H&W Services to be provided, Client-specific information, the Referral Royalty and such other factors as eBenX may deem relevant. All fees may include reasonable annual inflation factors and reasonable implementation fees.

         4. Referral Royalties. (a) eBenX shall pay Howard Johnson or its Affiliates a royalty equal to 10% of the gross revenues earned by eBenX for the first four years of any Client Agreement entered into by eBenX pursuant to a Referral, plus a royalty equal to 5% of the gross revenues each following year for the remainder of the Client Agreement (a "Referral Royalty"). The first royalty payment for each Client shall be made to Howard Johnson on the sixtieth day after the initial date that eBenX has commenced services for such Client, and all subsequent royalty payments shall be made on a monthly basis thereafter. Notwithstanding the foregoing, the parties agree that if, in the reasonable judgment of eBenX, the cost of the such Referral Royalty makes eBenX's pricing non-competitive on a case-by-case basis, they will discuss, in good faith, whether the Referral Royalty may be reduced for such case. Such discussion, however, in no way obligates Howard Johnson to agree to such a reduction.

         (b) Notwithstanding subsection (a), with respect to AutoNation, eBenX shall pay Howard Johnson or its Affiliates a royalty equal to 10% of the gross revenues earned by eBenX for the first four years of such Client Agreement, plus a royalty equal to 5% of the gross revenues each following year for the remainder of the Client Agreement (the "AutoNation Royalty"). The first royalty payment of the AutoNation Royalty shall be made to Howard Johnson on the thirtieth day after the occurrence of a Referral by Howard Johnson pursuant to
Section 2(iii)(C) hereof, and all subsequent royalty payments shall be made on a monthly basis thereafter.

         (c) In the event that eBenX receives a referral for the same potential Client from another source, eBenX shall follow the following procedures:

                  (i) If such referral is generated from an employee of eBenX, Howard Johnson shall receive the Referral Royalty set forth in subsection (a) above; provided, however, with respect to proposals relating to the provision of eBenX H&W Services only, if such proposal has already been submitted by eBenX to the potential Client and has been in the process of being reviewed by the potential Client for a period of less than 180 days, no Referral Royalty shall be due and payable.

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

                  (ii) If such referral is generated by a third party (the "Third Party Referrer"), eBenX shall provide to Howard Johnson or to the potential Client pursuant to the Referral terms for the eBenX H&W Services to be provided to the potential Client that are, excluding (A) factors affecting eBenX's cost of providing eBenX H&W Services, such as the division of services in cases where eBenX shall be providing services jointly with the Third Party Referrer or Howard Johnson, and
         (B) the effect of any difference in cost to eBenX between the payment of the Referral Royalty that would be paid to Howard Johnson as opposed to any amounts payable to the Third Party Referrer, no less favorable than those offered to the Third Party Referrer or to the potential Client pursuant to the referral from another source, without regard to the size or volume of business eBenX may transact with such Third Party Referrer. In the event that eBenX submits proposals to a potential Client in response to both a Referral and a Third Party Referrer referral, a Referral Royalty shall not be due and payable if eBenX enters into a Client Agreement as a result of the proposal made in response to the Third Party Referrer referral. In the event that there is any question regarding which proposal resulted in a Client Agreement, eBenX and Howard Johnson shall negotiate in good faith a resolution of such question.

                  (iii) In the event that eBenX has submitted a proposal, which has been in the process of being reviewed by the potential Client for a period of less than 180 days, in response to (A) a request for proposal for eBenX H&W Services only directly from such potential Client, or (B) a referral from a Third Party Referrer with respect to eBenX H&W Services only that is received by eBenX prior to receipt of the Referral, eBenX may (x) pursue both the Referral and the potential Client request or Third Party Referrer referral, as applicable, or (y) provide to Howard Johnson a Decline Notice with respect to such Referral; provided, however, that if such Decline Notice is not received by Howard Johnson by 5:00 PM Central Standard Time two business days after receipt by eBenX of the Referral, which Referral shall be made by Howard Johnson electronically or in writing, eBenX shall be deemed to have accepted such Referral. Notwithstanding the foregoing, in the event that eBenX requests that Howard Johnson provide any assistance in connection with any proposal in response to such request for proposal or referral, eBenX and Howard Johnson shall negotiate in good faith to determine the dollar amount of the Referral Royalty owed to Howard Johnson pursuant to this Section 4.

         5. Expenses. Except as expressly provided herein, each of Howard Johnson and eBenX shall be solely responsible for any and all day-to-day costs and expenses incurred in connection with the performance of their respective obligations under this Agreement, including, without limitation, telefax and mailing expenses and other general administrative costs.

         6. Sales Tax. In addition to the payments set forth herein, eBenX shall be liable for, and shall indemnify Howard Johnson or its Affiliates, as applicable, for any sales and/or use tax, VAT, transfer tax, excise tax, tariff, duty or any other similar tax or payment in lieu thereof imposed by any governmental authority arising from the Services provided hereunder, or arising out of this Agreement. eBenX shall not be responsible for payment of any income, franchise, gross receipts or personal property taxes paid by Howard Johnson or its Affiliates as a result of this Agreement.

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         7. Exclusivity. Howard Johnson shall not market or promote any entity that offers services that compete with the eBenX H&W Services during the term of this Agreement; provided, however, the foregoing restriction shall not prevent Howard Johnson from entering into ad hoc agreements with third parties with respect to Referrals for which eBenX has provided a Decline Notice to Howard Johnson. In addition, Merrill, Lynch, Pierce, Fenner & Smith Incorporated shall not execute more than one strategic partnership or referral agreement, with respect to services that are equivalent to the eBenX H&W Services as of the date hereof, with any competitor of eBenX during the term of this Agreement; provided, however, that Howard Johnson shall provide to eBenX terms with respect to the Referral Royalty that are no less favorable than those offered in such strategic relationship or referral agreement. After the conclusion of the initial term of this Agreement, Howard Johnson shall give eBenX not less than six months' advance notice prior to (i) commencing the marketing of services offered by another provider of services substantially equivalent to the eBenX H&W Services or (ii) commencing development of the internal capacity to provide, with respect to H&W services, automated enrollment and benefit administration services.

         8. Confidentiality.

         (a) Howard Johnson and eBenX agree that all information relating to this Agreement and the eBenX H&W Services contemplated hereby shall be kept confidential. Howard Johnson agrees that all information relating to this Agreement and the eBenX H&W Services contemplated hereby shall not be used by Howard Johnson, its Affiliates, and their respective representatives, directly or indirectly, to compete with eBenX at any time. Such obligations of confidentiality and non-competition shall extend to all such information, whether exchanged orally or in written or electronic form, and whether or not designated at the time exchanged as confidential. Each party shall be permitted to disclose confidential information to its officers, directors, employees, agents, consultants, attorneys and Affiliates who need to know such information for the purpose of implementing this Agreement or the eBenX H&W Services contemplated hereby, and agrees to notify such persons of the confidential nature of such information and to be responsible for any unauthorized disclosure of such information by such persons. Information shall not be deemed to be confidential if it becomes publicly available after the date hereof other than as a result of the unauthorized disclosure thereof by a party or by an officer, director, employee, agent or Affiliate of a party, or is requested or required to be disclosed pursuant to applicable laws or regulations or pursuant to administrative or judicial process. In the event that a party or any of its agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any such confidential information, such party shall provide the other with prompt written notice of such requirement so that the other may seek a protective order or other remedy or waive compliance with this Section 8 and, in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 8, furnish only that portion of such confidential information which is legally required to be provided and exercise their best efforts to obtain assurances that confidential treatment will be accorded such information.

         9. Term and Termination.

         (a) The term of this Agreement shall be two years commencing on the Effective Date. At the conclusion of the initial term of this Agreement, the parties may negotiate

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to extend the term of this Agreement for successive terms of one year. Such negotiations, however, in no way obligates either party to any such extension.

         (b) Either party may terminate this Agreement by written notice to the other party upon a Material Breach of this Agreement by the other party. A "Material Breach" means any of the following:

                  (i) except as set forth in subsection (vii) hereof, the failure by a party to perform its material obligations under this Agreement and continuation of such failure for thirty (30) days following receipt of written notice of such failure (specifying in reasonable detail the nature of the failure) from the other party; or

                  (ii) a Material Breach of eBenX alone means any of the following:

                           (A) the filing by eBenX of a petition in bankruptcy
                  or for reorganization or for the adoption of an arrangement under The Bankruptcy Reform Act of 1978, as amended (or similar law of the United States or any other jurisdiction, which law relates to the liquidation or reorganization of companies or the modification or alteration of the rights of creditors) or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

                           (B) the entry of a court order against eBenX party
                  which has not been vacated, set aside or stayed within 60 days from the date of entry, either (i) appointing a receiver or a trustee for all or a substantial part of eBenX property or
                  (ii) approving a petition filed or application made against it for, or effecting an arrangement in, bankruptcy or made against it for, or effecting an arrangement in, bankruptcy or for a reorganization or other relief pursuant to any bankruptcy act or for any other judicial modification or alteration of the rights of eBenX creditors;

                           (C) an assignment by eBenX for the benefit of its
                  creditors or by its making a proposal to its creditors under any bankruptcy law;

                           (D) consent to the appointment of a receiver or a
                  trustee (or other person performing a similar function) by eBenX for all or a substantial part of its property;

                           (E) the assumption of custody or sequestration by a
                  court of competent jurisdiction of all or substantially all of eBenX property, which custody or sequestration has not been suspended or terminated within 60 days from its inception; or

                           (F) failure by eBenX to pay royalties to Howard
                  Johnson hereunder when due, if such failure is not remedied on or before the tenth business day after notice of such failure is given to eBenX (unless the failure to remedy is subject to the dispute resolution provisions of Section 11(h) herein).

         (c) If at any time Howard Johnson controls, is controlled by or is under common control with a provider of services substantially similar to the eBenX H&W Services,

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then eBenX may terminate this Agreement by written notice to Howard Johnson effective 30 days following receipt of such termination notice.

         (d) Notwithstanding the foregoing, each of Sections 4, 8 and 10 hereof shall continue in full force and effect following termination of this Agreement until the expiration (if any) thereof as set forth therein.

         (e) Any termination by Howard Johnson or eBenX pursuant to Section 9(b) above shall be without prejudice to any rights at law or in equity that either Howard Johnson or eBenX may have for breach of contract or otherwise.

         10. Indemnification. (a) Howard Johnson hereby agrees to defend, indemnify and hold harmless eBenX and their Affiliates and their respective officers, directors, employees and agents (collectively, "eBenX Indemnitees") from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by Howard Johnson in the performance of its obligations under this Agreement or any failure by Howard Johnson to perform its covenants hereunder or any third party claim against any eBenX Indemnitee.

         (b) The Company hereby agrees to defend, indemnify and hold harmless Howard Johnson and its Affiliates and their respective officers, directors, employees and agents (collectively, "Howard Johnson Indemnitees," and together with eBenX Indemnities, the "Indemnitees") from and against any and all liabilities, losses, claims, damages, and expenses of any nature, including reasonable attorneys' fees, arising out of or resulting from any default or breach by eBenX in the performance of its obligations under this Agreement or any failure by eBenX to perform its covenants hereunder or any third party claim against any Howard Johnson Indemnitee, including those claims related to future intermediation transactions and existing transactions or in the provision of the eBenX H&W Services, including, without limitation, any and all loss, liability, damage, cost or expense of a customer of eBenX.

         (c) Claims for indemnification under Sections 10(a) and 10(b) shall be made pursuant to the procedures set forth in Sections 9.02(b) or 9.03(b), respectively, of the Purchase Agreement. Nothing herein shall limit the rights to indemnification, or the obligations to indemnify, of the parties under the Purchase Agreement.

         (d) Notwithstanding anything to the contrary contained in this Agreement, the maximum amount of indemnifiable losses which may be recovered from an Indemnitee arising out of or resulting from the causes set forth in (i)
Section 10(a) shall be an amount equal to 100% of the total Referral Royalties received from eBenX by Howard Johnson pursuant to this Agreement, and (ii)
Section 10(b) shall be an amount equal to 100% of annual revenues from the Clients referred to eBenX by Howard Johnson pursuant to this Agreement.

         11. Miscellaneous.

         (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

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         (b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

                  (i)      if to Howard Johnson:

                           Howard Johnson & Company

                           c/o Merrill Lynch & Co.
                           222 Broadway
                           17th Floor
                           New York, NY  10019
                           Telecopy:  (212) 670-4819
                           Attention:  Mark B. Goldfus, Esq.

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022-6069
                           Telecopy:  (212) 848-7179
                           Attention:  John A. Marzulli, Jr., Esq.

                  (ii)     if to eBenX:

                           eBenX, Inc.
                           605 North Highway 169
                           Suite 1200
                           Minneapolis, MN  55441
                           Telecopy:  (763) 614-2025
                           Attention:  Chief Financial Officer

                           with a copy to:

                           Klehr, Harrison, Harvey, Branzburg & Ellers LLP 260 South Broad Street
                           Philadelphia, PA  19102
                           Telecopy:  (215) 568-6603
                           Attention: Lawrence D. Rovin, Esq.

         (c) Each party agrees to comply with Section 11.03 of the Purchase Agreement and each will use reasonable best efforts, including notifying their respective

                                       9
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employees, to keep confidential the contents of the other party's respective information systems to which such party's employees may have access.

         (d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

         (e) This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Howard Johnson and eBenX with respect to the subject matter hereof and thereof.

         (f) This Agreement may not be assigned by operation of law or otherwise without the express written consent of Howard Johnson and eBenX (which consent may be granted or withheld in the sole discretion of Howard Johnson or eBenX); provided, however, that eBenX may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of eBenX without the consent of Howard Johnson however eBenX remains liable hereunder; provided, further, that this Agreement may, due to the sale of all or substantially all the assets of a party to a third party purchaser, be assigned to such third party purchaser without the written consent of the other party hereto. Any attempted assignment in violation of this provision is void.

         (g) Except for the provisions of Section 9 relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Howard Johnson, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         (h) Except for the right to injunctive relief under Section 8 of this Agreement, for which judicial relief shall remain available, any dispute, controversy or claim (a "Claim") that cannot be resolved by the parties arising out of or relating to this Agreement or the services covered by this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") upon notice (the "Arbitration Notice") of submission given by either Howard Johnson or eBenX to the other in accordance with subsection (i) hereof, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held Philadelphia, Pennsylvania, if a claim is brought by Howard Johnson or in New York County, New York, if a claim is brought by eBenX or in such other location as the parties may mutually agree upon. The arbitration will be conducted before a panel of three arbitrators, with one

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arbitrator named by each party within 15 days of receipt of Arbitration Notice by the non-initiating party and the third named by the two party-appointed arbitrators, or (if they should fail to agree on the third within 15 days after the two party-appointed arbitrators have been named) by the AAA. The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages. The decision of the arbitrators made in writing shall be final and binding upon the parties hereto; provided, however, that the award and judgment of the arbitrators shall have no binding or precedential effect with respect to any other controversy not before the arbitrators, whether or not similar to or related to the specific controversy decided by the arbitrators. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The expenses of arbitration, including reasonable compensation to the arbitrators, shall be borne equally by the parties hereto, except that each party shall bear the compensation and expenses of its own counsel and employees.

         (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

         (j) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11(j).

         (k) This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto, through their duly authorized representatives, have executed this Agreement effective as of the day and year first set forth above.

                                       EBENX, INC.


                                       By: /s/  John J. Davis
                                           -------------------------------------
                                           John J. Davis
                                           President and Chief Executive Officer


                                       HOWARD JOHNSON & COMPANY


                                       By:  /s/  Paul T. Dully
                                            ------------------------------------
                                            Paul T. Dully
                                            Chief Financial Officer